Exhibit 5.1

January 24, 2012

Guidewire Software, Inc.

2211 Bridgepointe Parkway

San Mateo, CA 94404

Re:	Securities Registered under Registration Statement on Form S-1 (File No. 333-176667) and Registration Statement filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended (the “Securities Act”)

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-1 (File No. 333-176667) (as amended or supplemented, the “Earlier Registration Statement”) and the Registration Statement filed pursuant to Rule 462(b) of the Securities Act, relating to such Earlier Registration Statement (the “462(b) Registration Statement” and together with the Earlier Registration Statement, the “Registration Statement”), of Guidewire Software, Inc., a Delaware corporation (the “Company”) relating to the public offering of up to 1,552,500 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), all of which will be newly issued and sold by the Company, including Shares purchasable by the underwriters upon their exercise of an over-allotment option granted to the underwriters by the Company. The Shares are being sold to the several underwriters named in, and pursuant to an underwriting agreement among the Company and such underwriters (the “Underwriting Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion expressed below is limited to the Delaware General Corporation Law (which includes reported judicial decisions interpreting the Delaware General Corporation Law).

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the 462(b) Registration Statement.

Guidewire Software, Inc.

January 24, 2012

In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP